Exhibit 99.1

American States Water Company Announces Earnings for the Fourth Quarter and the Year 2011

SAN DIMAS, Calif.--(BUSINESS WIRE)--March 12, 2012--American States Water Company (NYSE:AWR) today reported net income of $6.7 million, or basic and fully diluted earnings per share of $0.36 and $0.35, respectively, for the quarter ended December 31, 2011, as compared to net income of $9.1 million, or basic and fully diluted earnings per share of $0.48 for the quarter ended December 31, 2010. Basic and fully diluted earnings from continuing operations were also $0.36 and $0.35 per common share, respectively, for the quarter ended December 31, 2011, as compared to basic and fully diluted earnings from continuing operations of $0.44 per common share for the quarter ended December 31, 2010. The table below sets forth a comparison of diluted earnings per share for the fourth quarter, as reported.

	Q4 2011	Q4 2010	$	Change
Income from continuing operations	$0.35	$0.44		($0.09)
Income from discontinued operations	---	0.04		(0.04)
Total diluted earnings per share	$0.35	$0.48		($0.13)

Fourth Quarter 2011 Results

Continuing Operations:

Included in the results of the fourth quarter of 2010 from continuing operations was approximately $0.36 per share of pretax income recorded at AWR’s Golden State Water Company (“GSWC”) subsidiary representing the retroactive impact of a final decision issued by the California Public Utilities Commission (“CPUC”) in November 2010 approving the general rate case for Region II, Region III and the general office. Also impacting GSWC’s fourth quarter results for 2010 was a pretax charge of $7.6 million, or $0.23 per share, for the impairment of assets and loss contingencies resulting from regulatory matters. Excluding the effects of these two items, diluted earnings per share from continuing operations would have been $0.31 for the fourth quarter of 2010. The table below sets forth a comparison by segment excluding the effects of these two items:

	Q4 2011	Q4 2010	$	Change
Water, as adjusted	$0.22	$0.32		($0.10)
Electric	0.06	0.03		0.03
Contracted services	0.06	(0.04)		0.10
AWR (parent)	0.01	---		0.01
Adjusted diluted earnings from continuing operations (a non-GAAP financial measure)	$0.35	$0.31		$0.04

Although adjusted diluted earnings from GSWC’s water operations decreased by $0.10 per share, it’s worth noting that the water segment also benefited by $0.06 per share in the fourth quarter of 2010 from two items that did not recur in 2011, a gain on the sale of some property and interest income associated with a settlement reached with the Internal Revenue Service (“IRS”). In addition, earnings for the water segment were reduced by $0.04 per share in the fourth quarter of 2011 due to a higher effective tax rate and a change in the methodology for allocating corporate overhead costs. These four items, along with other items impacting the comparability of the two periods, are detailed below:

  An increase in the water margin of approximately $1.0 million, or $0.03 per share, for the three months ended December 31, 2011 compared to the same period of 2010 due primarily to CPUC-approved rate increases effective January 1, 2011 for all water regions.
  An increase in operating expenses (other than supply costs) of $1.5 million, or $0.05 per share, due primarily to: (i) a change in allocation methodology causing higher amounts of costs from the general office allocated to the water segment and less to electric; (ii) an increase in legal and consulting costs, and (iii) higher labor and other employee benefits. These increases were partially offset by a decrease in maintenance expense.
  A $645,000 net gain or 0.02 per share, on the sale of property in 2010 that did not recur in 2011.
  An increase in interest and other non-operating expenses (net of interest income) of $937,000, or $0.03 per share, due primarily to interest income of approximately $1.3 million recorded during the fourth quarter of 2010 for a settlement reached with the IRS related to the Company’s refund claims associated with a tax-method change, which did not recur in 2011.
  An increase in the effective income tax rate for the water segment during the quarter ended December 31, 2011 as compared to the same period in 2010, decreasing water earnings by approximately $0.03 per share, primarily resulting from changes between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements, and changes in other permanent items.

Diluted earnings from GSWC’s electric operations increased by $0.03 per share over the prior year’s fourth quarter due primarily to an increase in rates approved by the CPUC, lower operating expenses due to less costs allocated from the general office to the electric segment and lower outside services costs, and a lower effective tax rate.

Diluted earnings from AWR’s contracted services subsidiary, American States Utility Services, Inc. (“ASUS”) increased by $0.10 per share over the prior year’s fourth quarter, due primarily to an increase in construction activity for certain water and wastewater projects at Fort Bragg in North Carolina and Fort Lee in Virginia. In addition, the fourth quarter of 2010 included: (i) $1.2 million of additional costs allocated from the general office for the entire year due to the approval of the Region II, Region III and general office rate case by the CPUC in November 2010, which was retroactive to January 1, 2010, and (ii) a $1.6 million downward adjustment to construction revenues recorded under the percentage of completion method of accounting due to changes in estimates. Both of these items did not recur in the fourth quarter of 2011.

Diluted earnings from AWR (parent) increased by $0.01 per share during the quarter ended December 31, 2011 as compared to the same period in 2010 due primarily to a decrease in interest expense resulting from lower short-term borrowings and lower state income taxes recorded at AWR (parent) as compared to the same period in 2010 resulting from state unitary tax principles.

Discontinued Operations:

On May 31, 2011, AWR completed the sale of Chaparral City Water Company (“CCWC”). Basic and diluted earnings from discontinued operations were $0.04 per share for the three months ended December 31, 2010 resulting from the earnings contribution from CCWC for that period, including a decrease in depreciation expense as a result of reporting CCWC as a discontinued operation.

Full Year 2011 Results

Basic and fully diluted earnings per share for the year ended December 31, 2011 were $2.44 and $2.43, respectively, compared to $1.78 and $1.77 per common share on a basic and fully diluted basis, respectively. Basic and diluted earnings per share from continuing operations for the year ended December 31, 2011 were $2.24 and $2.23 per common share, respectively, compared to $1.67 and $1.66 per common share on a basic and fully diluted basis, respectively, for the year ended December 31, 2010. The table below sets forth a comparison of diluted earnings per share as reported for the year ended December 31:

	Years Ended December 31,
	2011	2010	$	Change
Income from continuing operations	$2.23	$1.66		$0.57
Income from discontinued operations	0.20	0.11		0.09
Total diluted earnings per share	$2.43	$1.77		$0.66

Continuing Operations:

Earnings for 2010 were largely impacted by: (i) a pretax charge of $16.6 million, or $0.55 per share, recorded in 2010 for the impairment of assets and loss contingencies resulting from regulatory matters, and (ii) $6.1 million, or $0.19 per share, of revenues and interest income in connection with contract modifications received by ASUS’s subsidiaries during 2010, which were retroactive. Excluding the effects of these two significant items, adjusted fully diluted earnings from continuing operations for 2010 would have been $2.02 per share.

The table below sets forth a comparison of the year-to-date diluted earnings per share contribution from continuing operations by each business segment (as adjusted in 2010):

	Years Ended December 31,
	2011	2010	$	Change
Water, as adjusted	$1.66	$1.74		($0.08)
Electric	0.18	0.11		0.07
Contracted services, as adjusted	0.38	0.19		0.19
AWR (parent)	0.01	(0.02)		0.03
Adjusted diluted earnings from continuing operations (a non-GAAP financial measure)	$2.23	$2.02		$0.21

Fully diluted earnings per share contributed by GSWC’s water operations decreased by $0.08 to $1.66 per share, as compared to $1.74 per share, as adjusted for 2010. It’s worth noting again that the water segment also benefited by $0.06 per share in 2010 from two items that did not recur in 2011, a gain on the sale of some property and interest income associated with a settlement reached with the IRS. In addition, earnings for the water segment were reduced by $0.10 per share in 2011 due to a higher effective tax rate and a change in the methodology for allocating corporate overhead costs. These four items, along with other items impacting the comparability of the two periods, are detailed below:

  An increase in the water margin of $7.9 million, or $0.25 per share, during the year ended December 31, 2011 compared to the same period of 2010 due primarily to CPUC-approved rate increases for all water regions effective January 1, 2011.
  An increase in operating expenses (other than supply costs) of approximately $5.0 million, or $0.16 per share, due primarily to: (i) an increase in administrative and general expenses of $4.8 million due primarily to a change in allocation methodology as previously discussed, and higher labor and other employee benefits; (ii) an increase in depreciation expense of $1.1 million resulting primarily from additions to utility plant, and (iii) a decrease of $512,000 in the pretax gain on the sale of property due primarily to the sale in 2010 of land that did not recur in 2011. These increases were partially offset by a $1.7 million decrease in other operation and maintenance expenses due to a decrease in water treatment and planned and unplanned maintenance costs.

  An increase in interest and other non-operating expenses (net of interest income) of $3.3 million, or $0.11 per share, due primarily to: (i) the issuance of $62.0 million in new long-term notes in April 2011, of which $22 million of the proceeds were used in May 2011 to redeem notes with higher interest rates, and (ii) interest income of $1.3 million recorded in 2010 resulting from a proposed settlement reached with the Internal Revenue Service related to AWR’s refund claims associated with a tax-method change. There was no similar amount of interest income recorded in 2011.
  An increase in the effective income tax rate for the water segment during the year ended December 31, 2011 as compared to the same period in 2010, decreasing water earnings by approximately $0.06 per share, primarily resulting from changes between book and taxable income that are treated as flow-through adjustments in accordance with regulatory requirements, and changes in other permanent items.

Diluted earnings from electric operations increased by $0.07 per share during the year ended December 31, 2011 due primarily to an increase in electric margin, a lower effective tax rate and lower other operating expenses due to less costs allocated from the general office to the electric segment.

Diluted earnings from contracted services were $0.38 per share during the year ended December 31, 2011, as compared to $0.19 per share in 2010, as adjusted, an increase of $0.19 per share. The increase in earnings from contracted services was primarily due to: (i) a change in estimated costs related to a pipeline project being completed at Fort Bragg, and (ii) an overall increase in construction activities compared to 2010, particularly at Fort Bliss and Fort Bragg. These increases were partially offset by increased operating expenses in 2011.

Diluted earnings from AWR (parent) increased by $0.03 per share during the year ended December 31, 2011. This was primarily due to a loss incurred on one of AWR’s investments in 2010, which did not recur in 2011, as well as a decrease in interest expense.

Discontinued Operations:

Net income from discontinued operations for the year ended December 31, 2011 was $3.8 million, equivalent to $0.20 per share on a basic and fully diluted basis compared to $2.1 million, or $0.11 per share on a basic and fully diluted basis, for the year ended December 31, 2010, an increase of $0.09 per share. The increase is due primarily to the net gain on the sale of CCWC of $2.2 million, net of taxes and transaction costs, or $0.12 per share. There was also a favorable decision issued by the Arizona Corporation Commission on April 7, 2011, which resulted in the recording of approximately $959,000 of pretax income, or $0.03 per share. These increases were partially offset by the fact that the earnings contribution from CCWC for 2011 includes only five months of operations (through May 31, 2011, the close of the sale transaction).

Regulatory Matters

On May 2, 2011, GSWC filed its cost of capital application. On November 2, 2011, GSWC entered into a settlement agreement with the Division of Ratepayer Advocates (“DRA”). If approved by the CPUC, the settlement will authorize a Return on Equity (“ROE”) of 9.99% and a rate-making capital structure for GSWC of 55% equity and 45% debt. The weighted cost of capital (return on rate base) with an updated debt cost and the settlement ROE would be at 8.64%. On January 13, 2012 GSWC, along with DRA and three other California water utilities, filed joint testimony with the CPUC in support of the settlement. Hearings were held on January 23, 2012. When finalized, the rate of return authorized by the CPUC will be implemented into water rates retroactive to January 1, 2012. A decision on the cost of capital filing is expected in the second quarter of 2012.

In February 2012, GSWC’s Bear Valley Electric Service division filed a rate case for rates in years 2013 through 2016. If approved as filed, the rate increases are expected to generate approximately $4.0 in annual revenues starting in 2013. The proposed rate increases for 2014 over 2013 are $1.2 million, the 2015 proposed rate increases over 2014 amount to $0.9 million, and the 2016 proposed rate increases over 2015 amount to $1.0 million.

Contracted Services

ASUS is currently in negotiations with the U.S. government on the price redetermination for Andrews Air Force Base in Maryland. Resolution of this price redetermination is expected in 2012.

During the fourth quarter of 2011, Old North Utility Services, Inc., a wholly-owned subsidiary of ASUS, filed the first price redetermination for the contract at Fort Bragg in North Carolina. In February 2012, Palmetto State Utility Services, Inc., a wholly-owned subsidiary of ASUS, filed the first price redetermination for the contract at Fort Jackson in South Carolina. ASUS is working closely with the U.S. government to provide timely resolution to these price redeterminations.

Non-GAAP Financial Measures

This press release includes a presentation of “adjusted diluted earnings from continuing operations”, which excludes: (i) the retroactive impact recorded during the fourth quarter ended December 31, 2010 of the CPUC decision issued in November 2010; (ii) the pretax charges for the impairment of assets and loss contingencies recorded during the three and twelve months ended December 31, 2010, and (iii) the retroactive impact of ASUS’s contract modifications recorded during 2010. Management believes that the presentation of this adjusted measure is useful to investors because it provides a means of evaluating AWR's operating performance without giving effect to these items that occurred during the three and twelve months ended December 31, 2010, which do not reflect the day-to-day operations of the Company. This press release also includes a discussion on water and electric gross margins, which are computed by taking total water and electric revenues, less total supply costs. The discussion also includes AWR’s operations in terms of diluted earnings per share by business segment, which is each business segment’s earnings divided by the Company’s weighted average number of diluted shares. These items are derived from consolidated financial information but are not presented in our financial statements that are prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. These items constitute "non-GAAP financial measures" under Securities and Exchange Commission rules.

The non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to GAAP measures. Furthermore, the non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures of other registrants. Registrant uses water and electric gross margins and earnings per share by business segment as important measures in evaluating its operating results. Registrant believes these measures are useful internal benchmarks in evaluating the performance of its operating segments. Registrant reviews these measurements regularly and compares them to historical periods and to our operating budget.

Other – Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the Company’s Form 10-K for the year ended December 31, 2011 to be filed with the Securities and Exchange Commission.

Fourth Quarter 2011 Earnings Release Conference Call - The Company will host a conference call today, March 12, 2012 at 11:00 a.m. Pacific Time (“PT”). Interested parties can listen to the live conference call over the Internet by logging on to www.aswater.com.

The call will also be archived on our website and can be replayed beginning Monday, March 12, 2012 at 2:00 p.m. PT and will run through Friday, March 16, 2012. After logging on to the website, click the “Investors” button at the top of the page. The archive is located just above the “Stock Quote” section.

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 1 out of every 36 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 256,000 customers). The Company also distributes electricity to over 23,000 customers in the Big Bear recreational area of California. Through its contracted services subsidiary, American States Utility Services, Inc., the Company provides operations, maintenance and construction management services for water and wastewater systems located on military bases throughout the country.

American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year since 1954.

American States Water Company
Consolidated
Comparative Condensed Balance Sheets
	December 31,
(in thousands)	2011	2010
	(Unaudited)
Assets
Utility Plant-Net	$896,500	$854,956
Goodwill	1,116	1,116
Other Property and Investments	11,803	10,981
Current Assets	165,601	152,489
Assets of Discontinued Operations	-	50,883
Regulatory and Other Assets	163,342	121,610
	$1,238,362	$1,192,035
Capitalization and Liabilities
Capitalization	$749,061	$677,380
Current Liabilities	104,370	151,811
Liabilities of Discontinued Operations	-	27,031
Other Credits	384,931	335,813
	$1,238,362	$1,192,035

Condensed Statements of Income	Three months ended		Twelve months ended
(in thousands, except per share amounts)	December 31,		December 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Operating Revenues	$95,241	$103,700	$419,274	$398,942

Operating Expenses:
Supply costs	$23,031	$24,018	$102,000	$101,151
Other operation expenses	7,392	7,450	28,841	29,184
Administrative and general expenses	19,270	25,657	75,144	87,135
Maintenance	4,662	5,267	17,357	18,149
Depreciation and amortization	9,520	12,284	38,349	37,405
Property and other taxes	3,570	3,696	14,210	14,165
ASUS construction expenses	12,246	9,352	48,397	38,577
Net gain on sale of property	-	(645)	(128)	(643)
Total operating expenses	$79,691	$87,079	$324,170	$325,123

Operating income	$15,550	$16,621	$95,104	$73,819

Interest expense	(4,874)	(5,145)	(23,681)	(21,636)
Interest income	359	1,421	859	2,406
Other	183	95	(196)	(463)

Income from continuing operations before income tax expense	$11,218	$12,992	$72,086	$54,126
Income tax expense	4,508	4,730	30,076	23,035
Income from continuing operations	6,710	8,262	42,010	31,091

Income (loss) from discontinued operations, net of taxes	(1)	818	3,849	2,106
Net Income	6,709	9,080	$45,859	$33,197

Basic Earnings Per Share
Income from continuing operations	$0.36	$0.44	$2.24	$1.67
Income from discontinued operations	-	0.04	0.20	0.11
Net Income	$0.36	$0.48	$2.44	$1.78

Fully Diluted Earnings Per Share
Income from continuing operations	$0.35	$0.44	$2.23	$1.66
Income from discontinued operations	-	0.04	0.20	0.11
Net Income	$0.35	$0.48	$2.43	$1.77

Weighted Average Shares Outstanding	18,756	18,621	18,693	18,585
Weighted Average Diluted Shares	18,919	18,787	18,837	18,736

Dividends Declared Per Common Share	$0.28	$0.26	$1.10	$1.04

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
Telephone: (909) 394-3600, ext. 707